[SAVVIS LOGO]


December 28, 1999

Mr. Jack M. Finlayson
28 Van Beuren Road
Morristown, New Jersey 07960

Dear Mr. Finlayson:

On behalf of SAVVIS Communications Corporations, I would like to make the following offer to you to join SAVVIS Communications as the President and Chief Operating Officer (COO). As the President and Chief Operating Officer you will report to me as Chief Executive Officer.

Employment Start Date

December 31, 1999

Salary and Bonus

Your base salary will be $400,000 per year. You will also be eligible to receive an annual incentive bonus of up to $600,000 based on attainment of mutually agreed to objectives. You are guaranteed to receive no less than $400,000 in annual incentive bonus for the year 2000. The annual incentive bonus will be paid within 30 days of year-end.

Stock Options

You will receive incentive stock options to purchase 650,000 shares of the Company's common stock at a strike price of $.50 per share. Your option grant will be made in its entirety on December 31, 1999 and vest based on the following schedule:

o 200,000 will vest and become exercisable at the start of employment with the Company (i.e., December 31, 1999)

     - Of these, 50,000 shares may be sold by you immediately at the start of employment with the Company or at any time thereafter (subject to SEC or other restrictions imposed by the underwriters), and the other 150,000 shall become saleable by you on a monthly straight line pro rata basis over calendar year 2000 (subject to SEC or other restrictions imposed by the underwriters), with your right to sell being cumulative.

o The remaining 450,000 shares will vest and become exercisable on January 3, 2000.

     - All of these shares shall become saleable by you on a monthly straight line pro rata basis over calendar year 2001, 2002 and 2003 (subject to SEC or other restrictions imposed by the underwriters), with your right to sell being cumulative.

All of the shares may be sold by you upon change of control or the sale of substantially all of the Company's assets, or at any time thereafter.

You may sell all of the shares at any time after a termination of employment by the Company without "Cause" or by you for Good Reason.

If your employment is terminated for "Cause", the Company will have the right to buy all shares not yet saleable by you at the price you paid for the shares on written notice given to you within 15 days after such termination of employment.

Continuation of the right to exercise all vested options will continue for one year after termination of employment unless termination is for cause.

Benefits

Standard health and insurance programs consistent with other senior executives.

Severance Benefits

In the event the Company terminates your employment without "Cause" or you terminate your employment for Good Reason, you will be entitled to receive a lump sum severance payment equal to your then current base annual salary (which for this purpose shall not be less than your highest annual salary from the Company). The severance payment will be due within 30 days of your last day of employment.

Change of Control

For purposes of this agreement "Change of Control" shall include but not be limited to a merger or consolidation of the Company or a subsidiary with another company as a result of which more than 50% of the outstanding shares of the Company after the transaction are owned by shareholders who were not shareholders of the Company before the transaction.

In the event of a "Change of Control" of the Company while you are employed by the Company and upon the request of the new ownership given to you in writing no later than 15 days after the date of such change of control, you shall remain with the Company on the terms and conditions set forth in this letter for a period of time up to twelve months from the date of "Change of Control" provided that none of the conditions of "Termination by You for Good Reason" are violated. For purposes of the paragraph you shall not be deemed to be terminate for good reason solely on account of your being asked to remain with the Company in a transitional role.

The Company will gross you up for any parachute taxes you incur under Internal Revenue Code section 4999 as a result of such a change of control.

Termination for Cause

Your employment with SAVVIS Communications may be terminated with "Cause" at any time without notice, for purposes of this agreement, "Cause is defined as (i) any conduct by you as an employee of SAVVIS Communications that violate state or federal laws, or company policies and standards of conduct (ii) dishonesty by you in performance of your duties as an employee of SAVVIS, or (iii) willful misconduct by you that you know (or should know) will materially injure the reputation of SAVVIS. If you are terminated for Cause, you will not be entitled to severance benefits.

Termination by Your for Good Reason

For purposes of this agreement, a termination of employment by you for Good Reason will be deemed to include a termination of your employment by you after
(a) your title, authority, duties or responsiblitites are substantially reduced without your written consent, or (b) the Company fails to fulfil its salary, bonus or stock option obligations described above.

If the Company fails to fulfill its salary, bonus, stock options, severance or gross up obligations described above, it will pay you reasonable costs and expenses you incur to obtain payment.

Please confirm your acceptance of this offer by signing this letter and returning it to me. This offer will remain open and irrevocable until January 3, 2000.

Very truly yours,                                    Accepted:

/s/ Robert McCormick
--------------------
Robert McCormick                                     /s/  Jack M. Finlayson
Chief Executive Officer                              ----------------------
                                                          Jack M. Finlayson

                                                          Date:  12/31/99